Exhibit 99.1

News Release

For Immediate Release

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., SVP and Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Reports First Quarter 2004 Results

HOUSTON – May 12, 2004 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced first quarter results and activities including:

•	Almost doubled daily production from the beginning of the quarter to more than 80 MMcfe per day by the end of the quarter

•	Commenced production from four new wells from three properties in the Gulf of Mexico and one in the North Sea

•	Oil and gas revenues of $24.0 million and a net loss of $2.4 million, including a charge of $3.3 million on early extinguishment of debt

•	New $185.0 million credit facility, $36.8 million in cash and positive working capital of $7.4 million at quarter end.

Production Increase

During the first quarter 2004, ATP brought to production four wells at three properties in the Gulf of Mexico and one property in the North Sea:

Helvellyn	North Sea	On production February 10, 2004
Ship Shoal 358 (A-1)	Gulf of Mexico	On production March 26, 2004
Matagorda Island 709	Gulf of Mexico	On production March 26, 2004
Garden Banks 186	Gulf of Mexico	On production March 29, 2004

These wells, along with the installation of a compressor at ATP’s Brazos 544 platform, were significant contributors to the Company’s increase in production during the first quarter. ATP’s production increased from 42 MMcfe per day during the first ten days of January 2004 to more than 80 MMcfe per day during the last ten days of March 2004.

During the first quarter 2004, ATP produced 4.6 Bcfe (78% gas), exceeding both previously announced guidance of 4.5 Bcfe and fourth quarter 2003 production of 3.3 Bcfe. In addition to the four wells described above, ATP completed and placed on production on April 29, 2004 the A-2 well at Ship Shoal 358. ATP reaffirms its previously announced guidance of 6.5 Bcfe for the second quarter 2004.

Results of Operations

Oil and natural gas revenues were $24.0 million from production of 172 MBbls and 3,617 MMcf for the first quarter of 2004. Comparable amounts in the first quarter of 2003 were oil and natural gas revenues of $20.4 million and production of 343 MBbls and 2,934 MMcf. Primarily as a result of improvement in our risk management activities, ATP recognized a 37% increase in average price realizations in the first quarter of 2004, $5.13 per Mcfe, compared to the same period in 2003, $3.75 per Mcfe. Natural gas price realizations increased 70% to $5.11 per Mcf and oil price realizations increased 8% to $31.13 per barrel from the first quarter 2003 to the first quarter 2004. For the first quarter 2004 the net loss was $2.4 million or $0.10 per basic and diluted share. Included in the net loss was a charge of $3.3 million on early extinguishment of debt. Net income in the first quarter 2003 was $2.4 million or $0.12 per basic and diluted share. See our selected operating statistics, income statement and cash flow data located within this press release for further details.

For the first quarter of 2004, lease operating expense per Mcfe was $0.96, an increase from $0.73 per Mcfe in the same period in 2003, but a decrease of $0.41 per Mcfe from the fourth quarter 2003. As production increases, it is anticipated that lease operating expense per Mcfe will decrease as demonstrated by the improvement from the fourth quarter 2003 to the first quarter 2004. General and administrative expense increased to $4.1 million for the first quarter of 2004 compared to $3.1 million for the same period of 2003 primarily due to an increase in accounting fees of $0.4 million. In addition, we opened an office in the Netherlands late in the fourth quarter of 2003. Also in the first quarter of 2004, we incurred costs of $1.9 million in connection with our previous credit facility. These costs consisted primarily of legal fees of $0.8 million and professional fees of $0.8 million.

In February, 2004 ATP entered into an agreement to sell an undivided 25% working interest in ten offshore blocks comprising seven developments (93.5% proved undeveloped) in the Gulf of Mexico. Total proceeds of the sale of the 10.56 Bcfe of proved reserves associated with the properties were $19.5 million of which $10.5 million was received in February 2004 and the balance was received in April 2004. In connection with the sale, the Company recognized a gain of $3.0 million in the first quarter of 2004. The gain associated with the second transaction will be recognized in the second quarter of 2004 when final purchase price adjustments are determinable.

DD&A per Mcfe rose to $2.49 per Mcfe from $1.55 in the first quarter of 2003. A contributor to this increase was production from the Company’s first property in the North Sea. Helvellyn, located in the Southern Gas Basin of the North Sea, began producing during the first quarter of 2004 and thus had no impact in 2003.

Below are the Company’s selected operating statistics and financial information, which contain additional information on our activities for the three months ended March 31, 2004 and 2003.

	Gulf of Mexico	North Sea(1)	Consolidated
Three Months Ended March 31,	2004	2004	2004	2003
Selected Operating Statistics (unaudited)

Production
Natural gas (MMcf)	2,762	855	3,617	2,934
Oil and condensate (MBbls)	172	—	172	343

Natural gas equivalents (MMcfe)	3,794	855	4,646	4,995

Average Prices (includes effect of settled derivative activities)
Natural gas (per Mcf)	$5.54	$3.74	$5.11	$3.01
Oil and condensate (per Bbl)	31.13	—	31.13	28.95
Natural gas, oil and condensate (per Mcfe)	5.44	3.74	5.13	3.75
Lease operating expense (per Mcfe)	0.98	0.88	0.96	0.73

Other Expenses, per Mcfe
Depreciation, depletion and amortization	$2.41	$2.87	$2.49	$1.55

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (2)			$23,829	$18,765
Net income (loss)			(2,393)	2,398
Per share, basic and diluted			$(0.10)	$0.12

Average shares outstanding
Basic			24,523	20,332

Diluted			24,523	20,521

(1)	First production commenced first quarter 2004. Accordingly, there is not a comparable 2003 period.
(2)	See oil and gas revenue reconciliation on the last table of this press release.

Developments

During the first quarter of 2004, the Company brought to production a total of four wells, three in the Gulf of Mexico and one in the North Sea. At the end of the first quarter, ATP was drilling a second well at Ship Shoal 358. Since the first quarter, ATP began preparing for the reentry and side track of two wells at West Cameron 237, the drilling of a third well at Ship Shoal 358 and initiation of the 3-D seismic survey at the Emerald oil field in the North Sea.

Capital Resources and Liquidity

At March 31, 2004, ATP had working capital of approximately $7.4 million, an improvement of $53.8 million over the deficit experienced at December 31, 2003. The improvement in working capital is primarily the result of a new $185.0 million Senior Secured Term Loan that we closed on March 29, 2004 that replaced our previous credit facility. At closing, this new term loan provided ATP with $56.0 million in net proceeds. The recent $19.5 million sale of a 25% interest in seven developments also improved the Company’s liquidity and working capital position. ATP received $10.5 million in February 2004 and the remaining $9.0 million in April 2004. Details of the term loan can be found in the Company’s 2003 Form 10-K.

Conference Call

ATP will host a conference call to discuss first quarter 2004 results on May 13, 2004 at 9:00 a.m. CDT (10:00 a.m. EDT). To participate in the live webcast, log on to www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call live via telephone dial 1-800-915-4836. A rebroadcast of the call will be available for 24 hours at 1-800-428-6051, id code 355364. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.atpog.com, for 30 days after the call.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

BALANCE SHEET

(In Thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,801	$4,564
Accounts receivable (net of allowance of $1,266)	32,134	15,874
Assets held for sale	7,398	—
Deferred tax asset (net of valuation allowance of $271 at March 31, 2004)	—	—
Other current assets	2,863	2,461

Total current assets	79,196	22,899

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	450,334	450,858
Less: Accumulated depletion, impairment and amortization	(263,347)	(261,733)

Oil and gas properties, net	186,987	189,125

Furniture and fixtures (net of accumulated depreciation)	690	666
Deferred tax asset (net of valuation allowance of $34,484 at March 31, 2004 and $33,646 at December 31, 2003)	—	—
Other assets, net	10,211	4,995

	10,901	5,661

Total assets	$277,084	$217,685

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$63,241	$63,054
Current maturities of long-term debt	1,850	—
Asset retirement obligation	5,938	6,102
Derivative liability	775	166

Total current liabilities	71,804	69,322
Long-term debt	173,425	115,409
Asset retirement obligation	15,362	15,005
Deferred revenue	880	926
Other long-term liabilities and deferred obligations	9,446	12,691

Total liabilities	270,917	213,353

Shareholders’ equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized; none issued	—	—
Common stock: $0.001 par value, 100,000,000 shares authorized	25	25
Additional paid in capital	96,456	92,277
Accumulated deficit	(92,508)	(90,115)
Accumulated other comprehensive income	3,105	3,056
Treasury stock, at cost	(911)	(911)

Total shareholders’ equity	6,167	4,332

Total liabilities and shareholders’ equity	$277,084	$217,685

Income Statement

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Oil and gas revenues	$24,011	$20,441

Costs and operating expenses:
Lease operating expenses	4,498	3,627
Geological and geophysical expenses	85	154
General and administrative expenses	4,084	3,112
Credit facility and related expenses	1,850	100
Non cash compensation	—	(39)
Depreciation, depletion and amortization	11,583	7,762
Accretion expense	491	729
Gain on disposition of assets	(2,982)	—
Gain on abandonment	(256)	—

Total costs and operating expenses	19,353	15,445

Income from operations	4,658	4,996

Other income (expense):
Interest income	24	12
Interest expense	(3,749)	(2,337)
Loss on extinguishment of debt	(3,326)	—

Total other expense	(7,051)	(2,325)

Loss before income taxes and cumulative effect of change in accounting principle	(2,393)	2,671
Income tax expense	—	(935)

Income (loss) before cumulative effect of change in accounting principle	(2,393)	1,736
Cumulative effect of change in accounting principle, net of tax	—	662

Net income (loss)	$(2,393)	$2,398

Basic and diluted income (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$(0.10)	$0.09
Cumulative effect of change in accounting principle, net of tax	—	0.03

Net income (loss) per common share	$(0.10)	$0.12

Weighted average number of common shares:
Basic	24,523	20,332

Diluted	24,523	20,521

CASH FLOW DATA

(In Thousands)

	March 31, 2004	March 31, 2003
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,393)	$2,398
Adjustments to operating activities	16,094	7,956
Changes in assets and liabilities	(22,337)	9,937

Net cash provided by (used in) operating activities	(8,636)	20,291

Cash flows from investing activities:
Additions to oil and gas properties	(22,628)	(22,321)
Proceeds from disposition of assets	10,500	—
Additions to furniture and fixtures	(109)	(56)

Net cash used in investing activities	(12,237)	(22,377)

Cash flows from financing activities:
Proceeds from long-term debt	227,000	—
Payments of long-term debt	(164,668)	(1,500)
Deferred financing costs	(8,476)	—
Repurchase of warrants	(750)	—
Other	4	23

Net cash provided by (used in) investing activities	53,110	(1,477)

Net increase (decrease) in cash and cash equivalents	32,237	(3,563)
Cash and cash equivalents, beginning of period	4,564	6,944

Cash and cash equivalents, end of period	$36,801	$3,381

Hedges, Derivatives and Fixed Price Contracts

(unaudited)

	2004					2005
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Fixed Forwards and Swaps
Natural Gas
Volumes (MMbtu)	2,150	2,469	2,806	2,806	10,231	2,520	605	460	460	4,045
Price	$5.30	$4.99	$5.08	$5.13	$5.12	$5.60	$5.25	$5.10	$5.10	$5.43

Crude Oil
Volumes (MBbls)	60.5	98.5	92.3	69.0	320	45.5				45.5
Price	$31.09	$31.97	$33.10	$32.89	$32.33	$35.00				$35.00

Collars
Natural Gas
Volumes (MMbtu)	300				300
Ceiling	$5.80				$5.80
Floor	$4.40				$4.40

The above are hedges, derivatives and fixed price contracts that are in effect at May 11, 2004. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Recent Gas Hedges:

April 5, 2004: 3,000 MMbtu/d June 2004—December 2004 at $6.07/MMbtu.

April 29, 2004: 3,000 MMbtu/d January 2005—March 2005 at $6.37/MMbtu

Recent Oil Hedges:

April 29, 2004: 500 bopd June 2004—March 2005 at $35.00/Bbl.

Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Oil and gas revenues, including the effects of settled derivatives (1)	$23,829	$18,765
Hedging ineffectiveness for the period (2)	—	(235)
Derivative activities previously recognized to earnings (3)	—	1,949
Other (4)	182	(38)

Oil and gas revenue per income statements	$24,011	$20,441

(1)	Oil and gas revenues including the effects of settled derivative activities, a non-GAAP financial measure, differs from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the Company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	Those amounts were previously recognized in income prior to ATP’s adoption of hedge accounting in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended.
(4)	These amounts are the mark-to-market values on instruments that did not qualify for SFAS No. 133 hedge accounting treatment and the marketing activity of ATP Energy.